EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports Year-end Proved Reserves

Natchez, MS (March 8, 2004) — Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today it ended 2003 with proved reserves of 74.7 billion cubic feet of natural gas and 23.7 million barrels of oil, or 217 billion cubic feet of natural gas equivalent (Bcfe).

At December 31, 2003, the company’s independent petroleum engineers estimated the present value of these reserves, excluding income taxes, using Securities and Exchange Commission (SEC) pricing guidelines for year-end 2003 and discounted at 10%, to be $570 million. Using the SEC guidelines, realized prices averaged $5.99 per thousand cubic feet of natural gas and $30.50 per barrel of oil.

Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

          This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those related to the timing and success of future development operations. These forward-looking statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Such factors include prices of oil and gas, inaccuracies in predicting the timing of future operations, possible cost overruns, operational risks and other risks. These factors are discussed at length in Callon’s annual report on Form 10-K for fiscal year 2002 filed with the SEC.

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